Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-4

CBAK Energy Technology Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.001 per share	(1)	Other	88,645,836	$	$78,008,335.68	0.0001531	$11,943.08

Total Offering Amounts:							$78,008,335.68		11,943.08
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$11,943.08

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Offering Note(s)

(1)	Relates to ordinary shares of CBAK Energy Technology Limited (“CBAT Cayman”), to be issued in connection with the Redomicile Merger described in this registration statement.

Represents the maximum number of shares expected to be issued by the registrant to the stockholders of CBAK Energy Technology, Inc., a Nevada corporation (“CBAT”), in the Redomicile Merger.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (f) under the Securities Act of 1933, as amended, based upon a market value of $0.88 for each share of common stock of CBAT, which is the average high and low sale price of CBAT’ shares of common stock, as reported on the Nasdaq on September 22, 2025. In connection with the Redomicile Merger, each CBAT’s share of common stock will be converted into the right to receive one ordinary share of CBAT Cayman.